Exhibit 10.1

July 29, 2011

Amendment #2

WMS GAMING INC.

800 South Northpoint Boulevard

Waukegan, IL 60085

Attention: Jeff Michel, Esq.

Re:	Warner Bros. Consumer Products License Agreement #16076-WOZ (“WIZARD OF OZ”)

Gentlemen:

This letter when fully executed shall formally amend that certain License Agreement dated October 31, 2006, as amended, relative to certain rights owned and controlled by Warner Bros. Consumer Products Inc.

By our mutual execution hereof, it is agreed as follows:

D. LICENSED PRODUCTS:	is hereby deleted in its entirety and replaced with the following:

(i)      Gaming devices that generate and/or display wager outcomes, including without limitation, slot machines (including Class II and Class III), video lottery terminals, poker machines, server based gaming, handheld mobile gaming devises that generate and/or display wager outcomes, hardware incorporating displays, Conversion Kits (as defined in Section 1 of the Standard Provisions) and ancillary products associated with gaming devices, including, without limitation, chairs, Internet gaming devices and interactive gaming devices, all to the extent incorporating Licensed Property.

(ii)     Online/Internet gaming (“Internet Gaming”). Internet Gaming Licensed Product must be active no later than [*]. The territory for Internet Gaming shall be the legal gaming jurisdictions within the Licensed Territory, as set forth in Section E of the License Agreement. Licensor hereby acknowledges that Licensee has fulfilled its obligation to activate Internet Gaming Licensed Product by [*].

It is understood and agreed that Licensed Products shall specifically EXCLUDE [*].

F. LICENSED TERM:	is hereby deleted in its entirety and replaced with the following:

Unless earlier terminated in accordance with the provisions hereof, the license granted to Licensee commences on the Effective Date of the License Agreement and continues until December 31, 2020.

G. ROYALTIES: ADVANCE:	is hereby deleted in its entirety and replaced with the following:

Licensee shall pay Licensor a total of [*] as a fully recoupable advance against royalties from the exploitation of Licensed Products described in Paragraph D(i) above from the Effective Date up to and including [*] of the Advance within [*] of the Effective Date of the License Agreement, [*] on or before [*], [[*] upon execution of the amendment #1, [*] on or before [*] on or before [*] and [*] on or before [*].

The D(i) Royalties Advance shall be allocated by geographic region as follows:

North America: [*]

Europe, Middle East and Africa: [*]

Latin America: [*]

Asia/Pacific: [*]

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that royalties accrued hereunder in any geographic region shall not offset the Advance allocation in any other geographic region (i.e. accrued royalties shall not be cross-collateralized across regions).

Licensor hereby acknowledges receipt of the [*] D(i) Royalties Advance in full from Licensee, that said Royalties Advance has been fully recouped by earned royalties and that Licensee’s obligations with respect to said Royalties Advance have been fully satisfied.

In addition, Licensee shall pay Licensor a total of [*] as a fully recoupable advance against royalties earned from the exploitation of the Licensed Products described in Paragraph D(ii) above (the “D(ii) Royalties Advance”) beginning [*] through the end of the Term of this License Agreement. For the avoidance of doubt, D(ii) royalties earned before [*] shall not offset the D(ii) Royalties Advance. Licensee shall pay [[*] on or before [*],[*] on or before [*],[*] on or before [*] and [*] on or before [*].

Licensee shall report such D(ii) Royalties Advance under reference number #18025-WOZ.

In the event any earned D(ii) royalties accrued and paid to Licensor under this License Agreement on or after [*] exceed the D(ii) Royalties Advance payments set forth above, Licensee may reduce the total amount of any D(ii) Royalties Advance payment that becomes due by an amount equal to the earned royalties previously paid, applying such reduction as a credit against such Advances as they become due thereafter. For the avoidance of doubt, royalties are cross-collateralized across all years of the Term.

SALE:

Commencing on the Effective Date of this License Agreement and up to and including [*], for each D(i) Licensed Product sold by Licensee that is not a Conversion Kit, Licensee shall accrue a one-time royalty of [*] for Licensed Products [*], and [*] for Licensed Products [*]. Only sold Licensed Products that are not Conversion Kits count towards these unit totals.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

For each Conversion Kit sold by Licensee, Licensee shall accrue a one-time royalty of [*] for Conversion Kits [*], and [*] for Conversion Kits [*]. Only sold Conversion Kits count towards these unit totals.

Effective [*] through the end of the Term of this License Agreement the following royalty ladder shall apply to all sales made on or after [*]:

For each D(i) Licensed Product sold by Licensee that is not a Conversion Kit, Licensee shall accrue a one-time royalty of [*] for Licensed Products [*],[*] for Licensed Products [*],[*] for Licensed Products [*] and [*] for Licensed Products [*]. Only sold D(i) Licensed Products that are not Conversion Kits count towards these unit totals.

For each Conversion Kit sold by Licensee, Licensee shall accrue a one-time royalty of [*] for Conversion Kits [*],[*] for Conversion Kits [*],[*] for Conversion Kits [*] and [*] for Conversion Kits [*]. Only sold Conversion Kits count towards these unit totals.

Such incremental royalty increases apply only to the number of Licensed Products that is greater than the number of Licensed Products in the specified lower range, while the number of Licensed Products in the specified lower range remains subject to the lower royalty payment rate. For example, if [*] Conversion Kits were sold, Licensee would pay [*]. For the avoidance of doubt, Licensed Products sold before [*] shall not count towards establishing the applicable tier for sales on or after [*].

RECURRING REVENUE (PARTICIPATION
OR LEASE):

Commencing on the Effective Date of this License Agreement and up to and including [*], for each D(i) Licensed Product placed with a customer of Licensee whereby Licensee receives ongoing payments from the operation thereof, Licensee shall accrue a royalty of [*] per day in operation for consumer use for Licensed Products [*],[*] per day in operation for consumer use for Licensed Products [*],[*] in operation for consumer use for Licensed Products [*], and [*] per day in operation for consumer use for Licensed Products [*].

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Effective [*] through the end of the Term of this License Agreement the following royalty ladder shall apply to ALL D(i) Licensed Products in operation on a recurring revenue placement, even if distributed prior to [*]:

For each Licensed Product, whether variable (including wide area progressive) or fixed, placed with a customer of Licensee whereby Licensee receives ongoing payments from the operation thereof, Licensee shall accrue a royalty of [*] per day in operation for consumer use for Licensed Products [*],[*] per day in operation for consumer use for Licensed Products [*],[*] per day in operation for consumer use for Licensed Products [*] and [*] per day in operation for consumer use for Licensed Products [*].

INTERNET
GAMING:	To the exclusion of all other Royalties specified in this Section G, Licensee shall accrue a royalty of [*] from play of D(ii) Licensed Products less any accruals for or [*].

D(ii) royalties shall be deemed to accrue and be allocated to geographic regions according to the percentage of end users/consumers that play D(ii) Licensed Products in each geographic region during each relevant royalty reporting period. For example, if seventy five percent (75%) of play of D(ii) License Products occurs in Europe during a royalty reporting period and twenty five percent (25%) of play of Licensed Products on-line occurs in North America during that same period, seventy five percent (75%) of D(ii) royalties during that period shall be deemed to accrue and be allocated to Europe and twenty five percent (25%) of such royalties shall be deemed to accrue and be allocated to North America.

Licensee shall report D(ii) royalties under reference number #18025-WOZ.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

For each of the royalty models set forth in this Paragraph G, if a Licensed Product includes multiple games, then the applicable royalty rate shall be reduced by multiplying it by the ratio obtained by dividing the number of games in such Licensed Product that incorporate Licensed Property by the total number of games in such Licensed Product.

The Parties agree to negotiate in good faith royalty rates and/or royalty structures in the event that Licensee is able to place Licensed Products by means of server-based or downloadable gaming systems.

In all other respects, other than as noted above, the subject License Agreement and all of its terms and conditions shall continue to govern our relationship.

Please show your concurrence with the above by signing all copies and returning same to Warner Bros. Consumer Products Inc. Upon final execution, one copy will be sent to you for your files.

This letter shall have no legal effect unless and until signed by all parties noted below.

Sincerely,
WARNER BROS. CONSUMER	AGREED and ACCEPTED:
PRODUCTS INC.
WMS GAMING INC.

By: /s/ Ana M. De Castro	By: /s/ Orrin J. Edidin

Sr. Vice President	President
Business & Legal Affairs
Date: July 25, 2011
Date: July 25, 2011